UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 3, 2009
NEWMONT MINING CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)
001-31240
(Commission File Number)
84-1611629
(I.R.S. Employer Identification Number)
6363 South Fiddler’s Green Circle
Greenwood Village, Colorado 80111
(Address and zip code of principal executive offices)
(303) 863-7414
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 3, 2009, Newmont Mining Corporation (“Newmont”) issued a press release announcing the closing of its sale of 34,500,000 shares of its common stock (including 4,500,000 shares of common stock sold pursuant to an over-allotment option granted by Newmont to the underwriters) at a public offering price of $37.00 per share (the “Shares”) and of $517.5 million aggregate principal amount of its 3.00% convertible senior notes due 2012 (including $67.5 million principal amount of convertible senior notes sold pursuant to an over-allotment option granted by the Company to the underwriters) (the “2012 Notes”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     The Shares and the 2012 Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Newmont’s shelf registration statement on Form S–3ASR (File No. 333-146720) previously filed with the Securities and Exchange Commission under the Securities Act.
     The aggregate net proceeds received by Newmont from the sale of the Shares amounted to approximately $1,233 million after deducting the underwriting discount and estimated offering expenses payable by Newmont and the aggregate net proceeds received by Newmont from the sale of the 2012 Notes amounted to approximately $503.6 million after deducting the underwriting discount and estimated offering expenses payable by Newmont.
     Subject to the consummation of the previously announced acquisition from AngloGold Ashanti Australia Limited, a wholly-owned subsidiary of AngloGold Ashanti Ltd., of its 33.33% interest in the Boddington project in Western Australia (the “Acquisition”), Newmont expects to use the net proceeds from the offerings to finance the Acquisition and additional capital expenditures that are expected to result from its increased ownership in the Boddington project. Any net proceeds from the offerings in excess of amounts necessary to finance the Acquisition and the additional capital expenditures will be used for general corporate purposes.  If the Acquisition is not consummated, Newmont expects to use the net proceeds from the offerings for general corporate purposes.
     The 2012 Notes were issued pursuant to an indenture, dated as of February 3, 2009 (the “Indenture”), by and among Newmont, its subsidiary, Newmont USA Limited (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
     The 2012 Notes bear interest at a rate of 3.00% per year, payable semiannually in arrears in cash on February 15 and August 15 of each year, commencing on August 15, 2009. The 2012 Notes will mature on February 15, 2012.
     Prior to January 1, 2012, holders may convert their 2012 Notes into cash and shares of Newmont’s common stock, par value $1.60 per share (the “Common Stock”) (or, at Newmont’s election, in lieu of such shares of Common Stock, cash or any combination of cash and shares of Common Stock), if any, at the applicable conversion rate under the following circumstances:

•	during any fiscal quarter commencing after March 31, 2009, if the last reported sale price of the Common Stock is greater than or equal to 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of 2012 Notes was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate; or

•	upon the occurrence of specified corporate transactions.
     On or after January 1, 2012, holders may convert their 2012 Notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date.
     The initial conversion rate for the 2012 Notes is 21.6216 shares of Common Stock per $1,000 principal amount of 2012 Notes, equivalent to a conversion price of approximately $46.25 per share of Common Stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.
     Upon conversion, Newmont will pay cash and deliver shares of Common Stock (or, at Newmont’s election, in lieu of such shares of Newmont’s Common Stock, cash or any combination of cash and shares of Common Stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period. In addition, following certain corporate transactions that occur prior to the maturity date, Newmont will increase the conversion rate for a holder that elects to convert its 2012 Notes in connection with such a corporate transaction in certain circumstances.
     Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a 2012 Note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of Common Stock, if any, delivered to holders upon conversion.
     If Newmont undergoes a fundamental change (as defined in the Indenture), holders may require Newmont to repurchase all or a portion of their 2012 Notes at a price equal to 100% of the principal amount of the 2012 Notes to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. Newmont will pay cash for all 2012 Notes so repurchased.
     The 2012 Notes are Newmont’s general unsecured obligations that rank senior in right of payment to any of Newmont’s future indebtedness that is expressly subordinated in right of payment to the 2012 Notes and equally in right of payment with all of Newmont’s existing and future unsecured indebtedness and liabilities that are not so subordinated. The 2012 Notes effectively rank junior to any secured indebtedness of Newmont to the extent of the value of the assets securing such indebtedness, and are effectively subordinated to all debt and other liabilities of Newmont’s non-guarantor subsidiaries.
     The 2012 Notes are initially being guaranteed on a senior unsecured basis by the Guarantor. The guarantee will be released if the Guarantor ceases to guarantee more than $75 million of other debt of Newmont. The guarantee is the general unsecured senior obligation of the Guarantor and ranks equal in right of payment to all of the Guarantor’s existing and future senior unsecured indebtedness and senior in right of payment to all of the Guarantor’s future subordinated indebtedness. The guarantee effectively ranks junior to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness.
     The Indenture contains customary terms and covenants. Upon certain events of default, including without limitation, failure to pay when due any principal amount or certain cross defaults to other agreements or instruments, occurring and continuing, either the Trustee or the holders of 25% in aggregate principal amount of the 2012 Notes may declare the principal of the 2012 Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency of Newmont or the Guarantor, the principal amount of the 2012 Notes and accrued interest automatically become due and payable.
     The foregoing description of the issuance and sale of the 2012 Notes and the terms thereof does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.
Important Legal Information
     This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities described herein have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the shelf registration statement, the prospectus, or the prospectus supplements relating to the securities. A registration statement relating to the securities has been filed with the Securities and Exchange Commission which is effective upon filing and final prospectus supplements relating to the offerings have been filed with the Securities and Exchange Commission.
     Copies of the prospectuses meeting the requirements of Section 10 of the Securities Act may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn NY 11220 or by telephone at (718) 765-6732, from J.P. Morgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002, and at www.sec.gov.
ITEM 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of February 3, 2009, by and among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A., as trustee (including form of 3.00% Convertible Senior Note due 2012).

99.1	Press Release dated February 3, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

	By: Name:	/s/ Sharon E. Thomas Sharon E. Thomas
	Title:	Vice President and Secretary
Dated: February 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of February 3, 2009, by and among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A., as trustee (including form of 3.00% Convertible Senior Note due 2012).

99.1	Press Release dated February 3, 2009.